Exhibit 10.5
TRANSITION AGREEMENT
This Transition Agreement (this “Agreement”) by and between HealthMarkets, Inc., a Delaware corporation (the “Company”), and Phillip Hildebrand (the “Executive”), is dated as of September 27, 2010.
WHEREAS, the Executive has been employed by the Company as its President and Chief Executive Officer;
WHEREAS, the Company and the Executive are party to an employment agreement dated as of September 8, 2009 (the “Employment Agreement”) (all capitalized terms not defined herein shall have the meanings ascribed to them in Section 25 of the Employment Agreement); and
WHEREAS, the Company has entered into an employment agreement to hire an executive as the Company’s President and has agreed to appoint such executive as Chief Executive Officer of the Company no later than June 1, 2011;
NOW, THEREFORE, the Company and the Executive hereby agree as follows:
1. Resignation. Effective as of the earlier of (i) the date another executive is appointed Chief Executive Officer of the Company or (ii) June 1, 2011 (the “Resignation Date”), the Executive shall resign from his employment with the Company and, except as provided in Section 2 of this Agreement, from all other positions the Executive then holds as an officer or member of the board of directors of any of the Company’s Subsidiaries or affiliates. The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation. The parties agree that the Executive’s resignation shall constitute a “separation from service” within the meaning of Section 409A of the Code.
2. Board Service. The Executive shall remain a member of the Board following the Resignation Date and, as of such date, he shall serve as non-executive Chairman of the Board for a one-year period, subject to his re-election as a member of the Board at the Company’s 2011 annual meeting; provided, however, that the Blackstone Investor Group (as defined in the Stockholders Agreement) agrees to nominate the Executive to the Board for election at such annual meeting and to vote for his election. The Executive shall receive an annual retainer of (i) $100,000 for his service as a member of the Board, (ii) $50,000 for his service as Chairman of the Board and (iii) $25,000 for each of the Committee(s) of the Board that he serves on (collectively, the “Board Retainers”). The Executive’s Board Retainers shall be payable at the times and in the manner consistent with the Company’s general policies regarding the payment of retainers to members of the Board. The Company and the Executive anticipate that the level of Executive’s services as Chairman of the Board shall not exceed 20 percent of the average level of services the Executive performed over the 36-month period immediately preceding the Resignation Date. Upon the first anniversary of the Resignation Date, or such earlier date as may be requested by the Board, the Executive shall immediately resign from the Board, unless the parties otherwise mutually agree that the Executive will remain on the Board. The Executive hereby agrees to execute any and all documentation to effectuate such resignation upon request by the Company, but he shall be treated for all purposes as having so resigned upon the first anniversary of the Resignation Date (unless the parties mutually agree otherwise), regardless of when or whether he executes any such documentation.

3. Severance Payments and Benefits. Subject to the Executive’s execution and non-revocation of the release of claims against the Company attached hereto as Exhibit A (the “Release”) within 60 days following the Resignation Date and the Executive’s continued compliance with the Restrictive Covenants in accordance with Section 10(j) of the Employment Agreement, the Company shall make the following payments or provide the following benefits, in the manner and time frames described below:
(a) $2,800,000 payable in equal installments over the one-year period following the Resignation Date (the “Payment Period”) in accordance with the Company’s regular payroll schedule as of the Resignation Date, but in all events no less frequently than monthly with all payments paid to the Executive by the first anniversary of the Resignation Date. Notwithstanding the foregoing, payments to the Executive under this Section 3(a) shall commence on the 65th day following the Resignation Date;
(b) full payment of the Retention Payment (as defined in Section 4(b)(iii) of the Employment Agreement), to the extent unpaid as of the Resignation Date, in accordance with the Employment Agreement and an amount equal to the bonus that would have been paid to the Executive with respect to the Company’s 2010 fiscal year had the Executive remained employed through the date on which bonuses are paid to senior executives of the Company generally based upon the achievement of the applicable performance goals (and determined based on the exercise of negative discretion no less favorable to the Executive than that exercised with respect to active senior executives of the Company generally), which bonus shall be paid no later than March 15, 2011;
(c) a pro-rata bonus for fiscal year 201l equal to (x) the Target Bonus Amount times (y) a fraction, the numerator of which is the number of days the Executive was employed from January 1, 2011 through the Resignation Date, and the denominator of which is 365, payable no later than March 15, 2012;
(d) to the extent unvested as of the Resignation Date, the Executive’s Initial LTIP Award shall fully vest and become non-forfeitable upon the Resignation Date and shall be delivered on the earlier of (i) immediately prior to a Change of Control or (ii) September 8, 2012 and the Executive shall remain entitled to dividends on such award as provided in Section 4(d)(i) of the Employment Agreement. In addition, to the extent unvested, the 2009 LTIP Award shall fully vest and become non-forfeitable upon the Resignation Date and be delivered in cash to the Executive on the earlier of (i) a Change of Control, if such Change of Control constitutes a “change in control event” within the meaning of Section 409A of the Code or (ii) June 4, 2012;
(c) during the Payment Period, the Executive shall be entitled to Welfare Benefits in accordance with Section 10(e) of the Employment Agreement and, as of the Resignation Date, the Executive shall not otherwise be entitled to continue to participate in any savings, retirement, welfare or other employee benefit or compensation plan, program or arrangement of the Company except as otherwise provided to members of the Board while the Executive is a member;

(d) the Executive shall be paid $75,000 to cover his relocation benefits, payable on the same date as the Executive’s first payment under Section 3(a) of this Agreement;
(e) the Executive shall continue to be entitled to use the Company’s corporate membership in the club previously designated by the Executive, as provided by Section 5(b) of the Employment Agreement, until the earlier of (i) such time as the Company, in its sole discretion, cancels or divests itself of such club membership and (ii) the end of the Payment Period; and
(f) all other benefits due to the Executive under Section 10(i) of the Employment Agreement shall be paid or provided consistent with the terms set forth in such section.
Any payments under this Section 3 to the Executive shall not be taken into account for purposes of any retirement plan (including any supplemental retirement plan or arrangement) or other benefit plan sponsored by the Company, except as otherwise expressly required by such plans or applicable law.
4. Other Equity Awards. Notwithstanding any provisions contained in the 2006 Management Stock Option Plan and the related award agreements governing equity awards to the contrary, the outstanding equity awards shall vest as set forth in this Section 4. In connection with the Executive’s resignation, on the Resignation Date (a) a number of unvested stock options granted on September 21, 2009 shall immediately vest and become exercisable such that, including the stock options vesting hereunder, 354,655 stock options shall have vested pursuant to such grant as of the Resignation Date, (b) a number of unvested Restricted Shares granted on September 21, 2009 shall immediately vest such that, including the Restricted Shares vesting hereunder, 354,655 Restricted Shares shall have vested pursuant to such grant as of the Resignation Date, (c) the remaining unvested Special Restricted Shares shall immediately vest (such that all Special Restricted Shares shall have vested as of the Resignation Date), and (d) a number of unvested Restricted Shares granted on March 29, 2010 shall immediately vest such that, including the Restricted Shares vesting hereunder, 17,306 Restricted Shares shall have vested pursuant to such grant as of the Resignation Date. Except as otherwise set forth herein, the related award agreements governing the equity awards shall remain in full force and effect, in accordance with their respective terms. All of the Executive’s outstanding unvested equity awards as of the Resignation Date that do not vest in connection with the Executive’s resignation shall be forfeited on the Resignation Date. All outstanding vested stock options shall remain exercisable through the close of business on the first anniversary of the Resignation Date, and shall then expire to the extent not previously exercised.
5. Equity Offset. In the event that the Executive receives cash or liquid securities upon the disposition of the Shares (excluding (a) a disposition solely to pay taxes while the Shares are not publicly traded or (b) a disposition of the Shares purchased by the Executive pursuant to the Investment or any of the shares respecting the Special Restricted Shares or the Initial LTIP Award), whether by reason of exercise by the Executive of the Executive’s Put Right, the exercise by the Company of the Company’s Call Right, a Change of Control, an IPO or otherwise, the Executive shall be required to pay to the Company the after-tax value of the cash or liquid securities so received by the Executive; provided that this payment obligation shall not exceed 50 percent of the after-tax value of the Transaction Bonus or Retention Payment previously paid to the Executive.

6. Put Right; Call Right. Following the Resignation Date and prior to an IPO or a Change of Control, the Executive shall have the right to sell, at any time during the six-month period following the date that is six months after the Resignation Date (or in the case of the Initial LTIP Award, if later, six months after he receives such Shares), Shares he has acquired through the Investment, the Special Restricted Shares and the Initial LTIP Award to the Company based on the Fair Market Value of such equity as of the date that Executive exercises such right. Following the Resignation Date and prior to an IPO or a Change of Control, the Company shall have the right to purchase any Shares held by the Executive (the “Call Right”) (whether acquired through the Investment, the Initial LTIP Award, upon the exercise of a stock option or otherwise) at the Fair Market Value of such equity as of the date that the Company exercises such Call Right. The Call Right may be exercised at any time following the later of the (a) Executive’s receipt of any Shares, including pursuant to the exercise of stock options, or otherwise pursuant to the grant of compensatory awards, and (b) six-month anniversary of the Resignation Date. The provisions of Section 8(d) and the last sentence of Section 8(f) of the Employment Agreement are incorporated by reference in this Section of this Agreement and shall remain in full force and effect. This Section 6 shall be deemed an amendment to the Stockholders Agreement to the extent necessary to effectuate the terms of this Section 6. By executing this Agreement, the Executive agrees to be bound by the terms of the Stockholders Agreement and accepts the rights and obligations set forth therein, and each of Blackstone and the Company agree that, to the extent necessary, this Section 6 is effective as a joinder to the Stockholders Agreement for all purposes thereunder.
7. Nondisparagement. On and after the Resignation Date, the Executive agrees that he shall not make, participate in the making of, or encourage or facilitate any other person to make, any statements, written or oral, which criticize, disparage, or defame the goodwill or reputation of, the Company, its Subsidiaries or affiliates or any of their respective present or former directors, officers, employees as a group, The Blackstone Group, Goldman Sachs & Co. and/or DLJ Merchant Banking Partners. On and after the Resignation Date, the Company and Blackstone each agree that it shall not, and the Company shall instruct its directors and named executive officers, in each case as of the Resignation Date, not to make, or participate in the making of, any statements, written or oral, which disparage or defame the reputation of the Executive. Notwithstanding the foregoing, nothing in this Section 7 shall prohibit any party from making truthful statements when required by order of a court or other body having jurisdiction, or as otherwise may be required by law or legal process or in order to enforce the applicable parties rights under this Agreement.
8. Confidentiality; Return of Property. Following the Resignation Date, the Executive shall continue to be subject to the confidentiality provisions and return of property provisions set forth in Section 12 of the Employment Agreement, which provisions are incorporated by reference in this Agreement and shall remain in full force and effect; provided, however, the Executive shall be permitted to retain any materials or information necessary for him to perform his service as a member of the Board and shall only be required to return such materials upon termination of Executive’s service as a Board member.

9. Covenant Not to Compete; Covenant not to Solicit. Following the Resignation Date, the Executive shall continue to be subject to the covenant not to compete and the covenant not to solicit provisions set forth in Section 13 of the Employment Agreement, which provisions are incorporated by reference in this Agreement and shall remain in full force and effect; provided, however, that Section 13(a) of the Employment Agreement shall, for the purposes of this Section 9 and, as of the Resignation Date, the Employment Agreement, be amended to add the following provision after the existing language:“; provided, however, the business described in this Section 13(a) shall not include the provision of services for the underwriting of comprehensive health insurance (but shall include, without limitation, the underwriting of scheduled benefits and underwriting of supplemental or health insurance products as by the Company).”; provided, further, that for the purposes of this Section 9 and Section 13 of the Employment Agreement, the Restricted Period shall end on the first anniversary of the date on which the Executive ceases to serve as non-executive Chairman of the Board. Except as set forth in Section 8 and this Section 9, there shall be no other restrictions on the Executive’s rights to compete, solicit, or hire or use or disclose confidential information following the Executive’s termination of employment other than those under applicable law.
10. Remedies. The Executive acknowledges and agrees the violation of Sections 8 and 9 above would result in a material detriment to the Company and would cause irreparable harm to the Company, and that the Company’s remedy at law for any such violation would be inadequate. In recognition of the foregoing, the Executive agrees that, in addition to any relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement and without the necessity or proof of actual damages, the Company shall have the right to enforce this Agreement by specific remedies, which shall include, among other things, temporary and permanent injunctions, it being the understanding of the undersigned parties hereto that damages and injunctions all shall be proper modes of relief and are not to be considered as alternative remedies.
11. No Mitigation. The Executive is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise and, except with respect to the Welfare Benefits or as provided in Section 10(j) of the Employment Agreement and Section 5 of this Agreement, such amounts shall not be reduced whether or not the Executive obtains other employment.
12. Indemnification; Tax Payments; Legal Fees. Notwithstanding the other provisions of this Agreement, the indemnification and other provisions set forth in Section 20 of the Employment Agreement and the provisions of Section 11 of the Employment Agreement are incorporated by reference in this Agreement and shall remain in full force and effect; provided, however, where applicable any reference to “this Agreement” in such sections shall mean this Transition Agreement. In addition, the Executive’s indemnification agreement with the Company shall remain in full force and effect. The Company shall pay the Executive’s legal counsel directly for the reasonable fees and expenses incurred by the Executive in the review, negotiation and drafting of this Agreement, subject to a cap of $12,000.

13. Compliance with Section 409A of the Code. Notwithstanding other provisions of this Agreement, the provisions relating to Section 409A of the Code set forth in Section 14 of the Employment Agreement are incorporated by reference in this Agreement and shall remain in full force and effect. As of the date hereof, the Company believes that the payments, benefits and entitlements under this Agreement are compliant with Section 409A of the Code.
14. Entire Agreement. As of the date hereof, this Agreement, along with the sections of the Employment Agreement explicitly referenced herein (as modified by this Agreement), sets forth the entire agreement of the Company and the Executive with respect to the subject matter hereof, and, as of the Resignation Date, supersedes in its entirety, except with respect to the sections explicitly referenced herein (as modified by this Agreement), the Employment Agreement and any severance plan, policy or arrangement of the Company. Without limiting the generality of the foregoing, the Executive expressly acknowledges and agrees that except as specifically set forth in this Agreement, he is not entitled to receive any severance pay, severance benefits, compensation or employee benefits of any kind whatsoever from the Company on and after the Resignation Date. Notwithstanding the foregoing, by executing this Agreement, the Executive waives his right to terminate his employment for Good Reason under clause (i) of the definition of Good Reason set forth in Section 25(x) of the Employment Agreement as a result of the Executive no longer serving as the President of the Company.
15. Successors. Notwithstanding the other provisions of this Agreement, the provisions of Section 17 of the Employment Agreement are incorporated by reference in this Agreement and shall remain in full force and effect; provided, however, that any reference to “this Agreement” in such Section 17 shall mean this Transition Agreement.
16. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.
17. Notices. For all purposes of this Agreement, all communications, including, without limitation, notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three (3) business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive offices and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.
18. Withholding of Taxes. The tax withholding and other provisions set forth in Section 16 of the Employment Agreement are incorporated by reference in this Agreement and shall remain in full force and effect.

19. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company specifically referencing such provision being so modified, waived or discharged (provided that in the case of any waiver or discharge such waiver or discharge shall only need to be in a writing signed by the party against whom the waiver or discharge is being enforced). No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The captions used in this Agreement are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement. For the avoidance of doubt, any reference to an “affiliate” of the Company or any Subsidiary shall not include any investor in the Company or any entity in which such investor owns or holds an equity position (other than the Company or any Subsidiary).
20. Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile signature, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.
IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first set forth above.

Phillip Hildebrand

HealthMarkets, Inc.
By:
Name:
Title:

Solely with respect to Sections 5, 6, 7 and 18 of this Agreement and for the purposes of the proviso in the first sentence of Section 2 of this Agreement
Accepted and Agreed to as of the day and year first
written above on behalf of the Blackstone Group
By Blackstone Management Associates IV L.L.C.

Name:
Title:

Exhibit A
Release
In consideration of the payments and promises contained in your Transition Agreement with HealthMarkets, Inc. (the “Company”) dated as of September  _____, 2010 (the “Transition Agreement”), and in full compromise and settlement of any of your potential claims and causes of action relating to or arising out of your employment relationship with the Company or the termination of that relationship, and any and all other claims or causes of action that you have or may have against the Company Affiliates (as defined below) up to the date of execution of this release, except to the extent such claims or causes of action are not released by you in Paragraph 2 hereof (the “Release”), you hereby:
1. knowingly and voluntarily agree to irrevocably and unconditionally waive and release the Company and any other entity controlled by, controlling or under common control with the Company, and their respective predecessors and successors and their respective directors, officers, employees, representatives, attorneys, including all persons acting by, through, under or in concert with any of them (collectively, the “Company Affiliates”), from any and all charges, complaints, claims, liabilities, obligations, promises, sums of money, agreements, controversies, damages, actions, lawsuits, rights, demands, sanctions, costs (including attorneys’ fees), losses, debts and expenses of any nature whatsoever, existing on, or at any time prior to, the date hereof in law, in equity or otherwise, which you, your successors, heirs or assigns had or have upon or by reason of any fact, matter, cause, or thing whatsoever, and specifically including any matter that may be based on the sole or contributory negligence (whether active, passive or gross) of any Company Affiliate. This Release includes, but is not limited to, a release of all claims or causes of action arising out of or relating to your employer-employee relationship with the Company or the termination of that relationship, and any other claim, including, without limitation, alleged breach of express or implied written or oral contract, alleged breach of employee handbook, alleged wrongful discharge, and tort claims, or claims or causes of action arising under any federal, state, or local law, including, but not limited to, the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., the Reconstruction Era Civil Rights Act of 1866 and 1871, 42 U.S.C. §§ 1981 and 1983, the Civil Rights Act of 1964, Title VII, 42 U.S.C. §§ 2000(e) et seq., The Civil Rights Act of 1991, 42 U.S.C. § 1981(a) et seq., the Equal Pay Act of 1963, 29 U.S.C. § 206(d) et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq. the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101-2109, the Sarbanes-Oxley Act of 2002, as amended, and any claim under any other statutes of the State of Delaware, or other jurisdictions, and the facts, circumstances, allegations, and controversies relating or giving rise thereto that have accrued to the date of execution of this Release;
2. agree that you will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, investigation, or claim before any court, legislative body or committee, or administrative agency (whether state, federal or otherwise) against the Company Affiliates relating to any claims, liabilities, obligations, promises, sums of money, agreements, controversies, damages, actions, lawsuits, rights, demands, sanctions, costs (including attorneys’ fees), losses, debts and expenses described in the foregoing Paragraph 1; provided, however, that, notwithstanding anything to the contrary in the foregoing, nothing hereunder (including Paragraph 1 hereof) shall be deemed to affect, impair or diminish in any respect (or deemed to be a release by you of any claims or an agreement not to sue or bring an action with respect to): (i) any vested rights as of the date of termination or entitlement you may have under the ESOP; (ii) any other vested rights as of the date of termination you may have under any plan or program in which you have participated in your capacity as an employee and/or director of the Company or any other Company Affiliate; (iii) your right to seek to collect unemployment benefits that you may be entitled to as a result of your employment with the Company or your right to seek benefits under workers’ compensation insurance, if applicable; (iv) your rights to enforce this Release, the Transition Agreement and/or the employment agreement you entered into with the Company, dated as of September 8, 2009, including Exhibits A, B, C and D thereto (the “Employment Agreement”), including but not limited to your right to bring a claim for breach of this Release, the Transition Agreement or the Employment Agreement; (v) any rights you may have under that Section 8 (Investment; Stockholders Agreement) and Section 11 (Certain Additional Payments by the Company) of the Employment Agreement or Section 12 (Indemnification) of the Transition Agreement; (vi) any rights to indemnification and/or advancement of expenses that you have or may have under the terms of the Company’s Amended and Restated Bylaws and/or the Company’s Certificate of Incorporation or any rights you have pursuant to any applicable directors’ and officers’ liability insurance policies; (vii) your rights as a shareholder of the Company; or (viii) your right to bring a claim under the Age Discrimination in Employment Act to challenge the validity of this Release, to file a charge under the civil rights statutes, or to otherwise participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency;
3. acknowledge that: (i) this entire Release is written in a manner calculated to be understood by you; (ii) you have been advised to consult with an attorney before executing this Release; (iii) you were given a period of at least twenty-one days within which to consider this Release; and (iv) to the extent you execute this Release before the expiration of the twenty-one-day period, you do so knowingly and voluntarily and only after consulting your attorney. You shall have the right to cancel and revoke this Release during a period of seven days following the date on which you execute it, and this Release shall not become effective, and no money will be paid to you in respect of severance, until the day after the expiration of such seven-day period (the “Revocation Date”). In order to revoke this Release, you shall deliver to the Company, prior to the expiration of said seven-day period, a written notice of revocation. Upon such revocation, this Release shall be null and void and of no further force or effect;
4. agree to make yourself reasonably available to the Company following the date of your termination to assist the Company and its subsidiaries and affiliates and their respective predecessors and successors, as may be requested by the Company at mutually convenient times and places taking into account your other business and personal commitments, with respect to the business of the Company and pending and future litigations, arbitrations, governmental investigations or other dispute resolutions relating to or in connection with the Company with respect to matters of which you have relevant knowledge. Notwithstanding the foregoing, you shall not be required to cooperate if such cooperation is adverse to your legal interests. In addition, the Company agrees to pay promptly any reasonable expenses incurred by you in connection with such cooperation, including, without limitation, business class airfare, reasonable meals, reasonable hotels and reasonable legal fees to the extent the Company and you agree (the Company’s agreement not to be unreasonably withheld) separate representation is warranted by the circumstances.

5. agree not to, either in writing or by any other medium, make any disparaging or derogatory statement about the Company and its affiliates and subsidiaries and their respective predecessors and successors or any of their respective officers, directors, employees, affiliates, subsidiaries, successors, assigns or businesses, as the case may be; provided, however, that you may make such statements as are necessary to comply with law and the foregoing shall not prohibit you from making any truthful statements that are necessary to defend yourself in an arbitration or judicial proceeding.

Phillip Hildebrand

HealthMarkets, Inc.
By:
Name:
Title:

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